For Immediate Release Contact:
Ginger Reeder Vice President, Corporate Communications 214-573-5822

Stacie Shirley Senior Vice President, Finance and Treasurer 214-757-2967

Ted Carr Visa Inc 415-932-2370 tcarr@visa.com

Seth Eisen MasterCard Worldwide 914-249-3153

Neiman Marcus Stores to Accept Visa and MasterCard Nationwide

DALLAS, Texas, October 27, 2011. Karen Katz, President and Chief Executive Officer of Neiman Marcus, Inc. announced today that the company has entered into agreements with Visa Inc. (NYSE: V) and MasterCard (NYSE: MA) to enable customers to use MasterCard and Visa credit, debit and prepaid cards at all 41 Neiman Marcus stores.

"We listed to our customers and heard that they wanted more flexibility in their payment choices," said Karen Katz. "In today's world, our customers expect an enjoyable and seamless shopping experience across all channels. By now accepting Visa and MasterCard in our Neiman Marcus Stores as we already do online, they can shop our brands anytime, anywhere and anyplace they choose."

"Visa is pleased to collaborate with Neiman Marcus to bring its clientele greater payment options in its stores," said William M. Sheedy, Group President, Americas, Visa Inc. "We look forward to helping Neiman Marcus increase customer convenience and sales, and we're excited to become an integral part of the Neiman Marcus shopping experience as consumers gain the ability to use their Visa card at one of the most iconic retailers in the world."

This announcement is the latest example of how we work with our customers - merchants and issuers alike - to provide consumers with a convenient and consistent shopping experience," said Craig Vosburg, Group Executive, U.S. Market Development, MasterCard Worldwide. "We're happy to join with Neiman Marcus to provide their customers with a greater choice in how they want to pay, while maximizing value of the MasterCard cards in their wallets."

Neiman Marcus Stores will begin accepting the cards on November 1, just in time for the 2011 holiday shopping season.

Neiman Marcus, Inc. operations include the Specialty Retail Stores segment and the Direct Marketing segment. The Specialty Retail Stores segment consists primarily of Neiman Marcus, Last Call and Bergdorf Goodman stores. The Direct Marketing segment conducts both online and print catalog operations under the Neiman Marcus, Horchow, Last Call and Bergdorf Goodman brand names. Information about the Company can be accessed at www.NeimanMarcusGroup. com.

About Visa
Visa is a global payments technology company that connects consumers, businesses, financial institutions and governments in more than 200 countries and territories to fast, secure and reliable digital currency. Underpinning digital currency is one of the world's most advanced processing networks - VisaNet - that is capable of handling more than 10,000 transactions a second, with fraud protection for consumers and guaranteed payment for merchants. Visa is not a bank, and does not issue cards, extend credit or set rates and fees for consumers. Visa's innovations, however, enable its financial institution customers to offer consumers more choices: Pay now with debit, ahead of time with prepaid or later with credit products. For more information, visit www.corporate.visa.com.

About MasterCard
MasterCard (NYSE:MA) is a global payments and technology company. It operates the world's fastest payments processing network, connecting consumers, financial institutions, merchants, governments and businesses in more than 210 countries and territories. MasterCard's products and solutions make everyday commerce activities - such as shopping, traveling, running a business and managing finances - easier, more secure and more efficient for everyone. Learn more at www.mastercard.com, follow us on Twitter @mastercardsnews or join the conversation on The Heart of Commerce Blog.

LINKS:
Neiman Marcus Stores Locator
Neiman Marcus Restaurants Locator
Neiman Marcus Group

###